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                                                                    EXHIBIT 10.7

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is entered into and effective this 1st day of July, 2002, by and between CHILES OFFSHORE INC., a Delaware corporation, (the "Company"), and WILLIAM E. CHILES (the "Executive").

                                    RECITALS

         The Executive and Chiles Offshore LLC, the predecessor-in-interest to the Company, entered into that certain Employment Agreement dated November 1, 1997, as extended by that certain letter agreement executed on June 13, 2000 between the Company and the Executive (the "Original Agreement"), setting out the terms and conditions for the Company's employment of the Executive.

         ENSCO International Incorporated, a Delaware corporation ("ENSCO"), and the Company have entered into that certain Merger Agreement dated May 14, 2002 (the "Merger Agreement") by and among ENSCO, Chore Acquisition, Inc. (the "Merger Sub"), a wholly-owned subsidiary of ENSCO, and the Company.

         If the merger of the Company with and into the Merger Sub pursuant to the Merger Agreement becomes effective (the "Merger"), the Company and the Executive desire to amend and restate the Original Agreement and provide for the employment of the Executive by the Company, on the terms and conditions of this Agreement, and from and after the effective date of the Merger (the "Effective Date") all references in this Agreement to "the Company" shall mean ENSCO.

                                    AGREEMENT

Accordingly, the parties agree as follows:

         1. Employment, Duties and Acceptance.

            1.1 Employment by the Company and Duties. The Company hereby agrees to employ the Executive for a term commencing on the Effective Date and expiring at the end of the day on the second anniversary of the Effective Date (such date, or later date to which this Agreement is extended in accordance with the terms hereof, the "Termination Date"), unless earlier terminated as provided in
Section 4 or unless extended as provided herein (the "Term"). Notwithstanding the foregoing, this Agreement shall be effective upon execution by the Executive and the Company. During the Term, the Executive initially shall serve in the capacity of a Vice President of the Company responsible for worldwide marketing and sales and new business development, and shall assist the Company in the integration of Chiles Offshore Inc. into ENSCO after the Merger, and thereafter shall serve in such capacities of equal or greater ranking, level, dignity, responsibility, importance and scope as requested from time to time by the Company. The Executive also shall serve in those offices and directorships of subsidiaries of the Company, or their subsidiaries, to which he may from time to time be appointed or elected.

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During the Term, the Executive shall devote all reasonable efforts and substantially all of his business time and services to the Company, subject to the direction of the executive to whom he has reporting responsibilities as determined by the Chief Executive Officer of the Company. The Executive shall not engage in any other business activities except for passive investments in corporations or partnerships not engaged in the Company Business (as hereinafter defined) to the extent permitted by Section 3.1.1.

            1.2 Acceptance of Employment by the Executive. The Executive hereby accepts such employment and shall render the services and perform the duties described above.

         2. Compensation and Other Benefits.

            2.1 Annual Salary. The Company shall pay to the Executive an annual salary at a rate of not less than Two Hundred Eighty Thousand Dollars ($280,000) per year (the "Annual Salary"), subject to review and adjustment by the Board annually in accordance with industry standards, taking into account the Executive's performance, the Company's scope of operations, industry conditions and the overall performance of the Company within the industry. In no event shall the Executive's Annual Salary be reduced to less than $280,000 per year without his prior written consent. The Executive hereby expressly acknowledges that the preceding two sentences shall not be construed as requiring the Company or the Board to make any annual increases in the Annual Salary. The Annual Salary shall be payable in accordance with the payroll policies of the Company as from time to time in effect, but in no event less frequently than once each month, less such deductions as shall be required to be withheld by applicable law and regulations.

            2.2 Performance and Stay Bonuses. On the Effective Date, the Company shall pay to the Executive a performance bonus in the amount of Eight Hundred Thousand Dollars ($800,000) (the "Performance Bonus"). In addition, the Company recognizes that the Executive, as the CEO, President and founder of Chiles Offshore Inc., is in a unique position to assist the Company in, and is critical to, the successful integration of Chiles Offshore Inc. into ENSCO after the Merger, and in recognition of the services the Executive will be providing in assisting with such successful integration, the Company shall pay to the Executive a stay bonus in the amount of Six Hundred Thousand Dollars ($600,000) for each of the first two years following the Effective Date (such $1,200,000 in stay bonuses is hereinafter collectively referred to as the "Stay Bonus") to the extent the Executive remains employed by the Company or any of its subsidiaries. The Stay Bonus shall vest pro rata on a monthly basis ($50,000 per month) and the vested portion shall be payable on the first and second anniversary of the Effective Date. Notwithstanding the foregoing, the balance of any unpaid Stay Bonus (whether or not vested) shall be payable by the Company to the Executive pursuant to Section 4.3 hereof if the Executive is terminated without Cause (as defined in Section 4.2 hereof), including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof.

            2.3 Bonuses. All deferred bonuses and interest thereon payable by the Company to the Executive, which are listed on the attached Schedule 2.3 (the "Deferred Bonuses"), shall vest immediately and be paid by the Company to the Executive on the Effective Date. The Executive also shall be entitled to participate in the Company's Key Employee


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Incentive Plan, commensurate with his position as a Vice President of the
Company and as determined by the Compensation Committee of the Board of Directors of the Company (the "Committee").

            2.4 Vacation Policy. The Executive shall be entitled to a paid vacation of four weeks during each year of the Term.

            2.5 Participation in Employee Benefit Plans. The Company agrees to permit the Executive during the Term, if and to the extent eligible, to participate in the group life, hospitalization and disability insurance plans, health program, pension plan, profit sharing programs, stock and option grants as determined by the Board, and any similar benefit plan or other so called "fringe benefits" of the Company (collectively, "Benefits") which may be available to other Vice Presidents and employees of the Company, to the extent such Benefits are offered by the Company. Provided the Executive is insurable at standard rates (i) the Company agrees to use its best efforts to obtain immediate coverage for the Executive upon the commencement of the Term under its existing or newly adopted medical expense and hospitalization plan (to the extent offered by the Company) for employees without premium surcharge and without exclusions for disclosed preexisting conditions, and (ii) the Company shall maintain the coverage under the Executive's existing life insurance policy (or policies), insuring the life of the Executive and with beneficiaries designated pursuant to the Executive's instructions, at the amount of one million dollars, and shall pay all premiums under such policy (or policies) during the Term. During the Term, the Company also shall provide disability insurance for the Executive, which shall provide for payments based on 60% of the Annual Salary paid to the Executive for the prior fiscal year upon his disability; provided, however, that maximum amount the Company shall pay for such disability insurance shall be five thousand dollars per year. If such disability insurance premium exceeds five thousand dollars per year, the Executive may elect to pay the amount in excess of five thousand dollars per year in order to obtain such disability insurance. If the Executive does not elect to pay any such excess, the Company's obligation shall be limited to providing the maximum amount of disability insurance that may be obtained for five thousand dollars per year in payments. The Executive shall cooperate with the Company in applying for such coverage, including submitting to a physical exam and providing all relevant health and personal data.

            2.6 General Business Expenses. The Company shall pay or reimburse the Executive for all expenses reasonably and necessarily incurred by the Executive during the Term in the performance of the Executive's services under this Agreement. Such payment shall be made upon presentation of such documentation as the Company customarily requires of its senior executive employees prior to making such payments or reimbursements.

            2.7 Club Dues. During the Term, the Company shall pay the Executive an allowance of eight hundred dollars ($800.00) per month, which the Executive shall apply to the cost associated with country club dues and expenses at the Houston Country Club and the Houstonian, or any comparable clubs or organizations, so long as the Executive is a member of such club or clubs.


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         3. Non-Competition, Confidentiality and Company Property.

            3.1 Covenant Against Competition. The Executive acknowledges that
(i) the Company is currently engaged in the business of constructing, owning, managing and operating offshore drilling rigs and hiring and managing crews to operate such rigs, which equipment and crews are contracted or hired by third parties for the purpose of drilling oil and gas wells offshore (the "Company Business") and (ii) the agreements and covenants contained in this Section 3 are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

                3.1.1 Non-Compete. As an independent covenant, and in order to enforce the provision of Section 3.1.2 hereof and the other provisions of this Agreement, the Executive agrees that he shall not during the Restricted Period (as hereinafter defined), directly or indirectly (except in the Executive's capacity as an officer of the Company or any of its subsidiaries), (i) engage or participate in the Company Business; (ii) divert, take or solicit any offshore drilling business of any customer of the Company or its subsidiaries; (iii) enter the employ of, or render any other services to, any person engaged in the Company Business except as permitted hereunder; or (iii) become interested in any such person in any capacity, including, without limitation, as an individual, partner, shareholder, lender, officer, member, manager, director, principal, agent or trustee except as permitted hereunder; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any person traded on any national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System if the Executive is not a controlling person of, or a member of a group which controls, such person and the Executive does not, directly or indirectly, own 5% or more of any class of equity securities, or securities convertible into or exercisable or exchangeable for 5% or more of any class of equity securities, of such person. As used in this Agreement, the "Restricted Period" shall mean a period commencing on the date hereof and continuing until the end of the Term and thereafter for the Severance Period (as hereinafter defined), if any, to the extent the Company is making the Severance Payments (as hereinafter defined) to the Executive as provided in this Agreement.

                3.1.2 Property of the Company. All memoranda, notes, lists, records, engineering drawings, technical specifications and related documents and other documents or papers (and all copies thereof) relating to the Company or its subsidiaries, including such items stored in computer memories, computer disks, microfiche or by any other means, made or compiled by or on behalf of the Executive during the Restricted Period, or made available to the Executive during the Restricted Period relating to the Company, its affiliates or its subsidiaries or any entity which may hereafter become an affiliate or subsidiary thereof, shall be the property of the Company, and shall be delivered, along with any copies thereof, to the Company promptly upon the termination of the Executive's employment with the Company for any reason whatsoever or at any other time upon request; provided, however, that the Executive's address books, diaries, chronological correspondence files, rolodex files and information regarding the Executive's ownership interest in the Company shall be deemed to be property of the Executive.


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                3.1.3 Employees of the Company. During the Restricted Period,
the Executive shall not induce or attempt to influence any employee of the Company or any of its affiliates or subsidiaries to terminate such employee's employment.

                3.1.4 Confidential Information. The Executive acknowledges that the Company and its subsidiaries have a legitimate and continuing proprietary interest in the protection of their confidential information. In exchange for the Company and its subsidiaries providing the Executive access to such confidential information, the Executive agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to his employment by the Company, of any confidential information, generated or acquired by the Executive during the course of his employment by the Company, except to the extent that the disclosure of such confidential information is necessary to fulfill his responsibilities as an employee of the Company. As used herein, "confidential information" shall mean information that was not known by the Executive prior to his employment by the Company and that is not generally known by or available to persons engaged in the Company Business or to the public, which information consists of financial information, financial figures, trade secrets, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, technical processes, designs and design projects, inventions and research projects, ideas, discoveries, inventions, improvements, trade secrets and other proprietary information of the Company or its subsidiaries. This Section 3.1.4 shall survive indefinitely the termination of this Agreement.

                3.1.5 Company's Interest. The Executive agrees that these covenants are made to protect the legitimate business interests of the Company, including interests in the Company's property described in and pursuant to
Section 3.1.2, and not to restrict his mobility or to prevent him from utilizing his general technical skills. The Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and, in particular, for any breach of these covenants.

            3.2 Rights and Remedies Upon Breach. If the Executive breaches any of the provisions contained in Section 3.1 of this Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                3.2.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                3.2.2 Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.


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            3.3 Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions.

            3.4 Court Review. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of, or scope of activities restrained by, such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

            3.5 Enforceability in Jurisdictions. The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         4. Termination.

            4.1 Termination Upon Death. If the Executive dies prior to or during the Term, the Executive's employment pursuant to this Agreement shall terminate; provided, however, that in any such event, but subject to the Merger becoming effective, the Company shall pay to the Executive's estate within thirty (30) days after such termination (i) the Performance Bonus and the Deferred Bonuses to the extent not already paid to the Executive, any portion of the Annual Salary and any incentive bonuses that shall have been earned by the Executive prior to the termination but not yet paid, and thirty percent (30%) of the entire Stay Bonus of $1,200,000 (less any amount of the Stay Bonus previously paid to the Executive), (ii) any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans (which shall be paid in accordance with the provisions of such plan), and (iii) reimbursement for any expenses with respect to which the Executive is entitled to reimbursement pursuant to Section 2.5 of this Agreement. The Executive's right to indemnification, payment or reimbursement pursuant to Section 6 of this Agreement shall not be affected by such termination and shall continue in full force and effect, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after that date.

            4.2 Termination With Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's


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employment under this Agreement and discharge the Executive with Cause. If such right is exercised, the Company's obligation to the Executive shall be limited solely to the payment of the Performance Bonus and the Deferred Bonuses (if not already paid to the Executive), all accrued but unpaid Annual Salary, all vested but unpaid Stay Bonus, and any incentive bonuses and Benefits that shall have been earned by the Executive prior to the termination date specified in the Company's notice of termination but not yet paid. As used in this Agreement, the term "Cause" shall mean and include (i) chronic alcoholism or controlled substance abuse as determined by a doctor of medicine selected by the Company that is authorized to practice medicine by the State of Texas and whose practice is located in Houston, Texas, (ii) an act of proven fraud or dishonesty on the part of the Executive, (iii) knowing and material failure by the Executive to comply with material applicable laws and regulations relating to the business of the Company or its subsidiaries; (iv) the Executive's material and continuing failure to perform (as opposed to unsatisfactory performance) his duties hereunder or a material breach by the Executive of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar incapacity or disability of the Executive; or (v) conviction of a crime involving moral turpitude or a felony. Prior to the effectiveness of termination for Cause under subclause (i), (ii), (iii) or (iv) above, the Executive shall be given 30 days' prior written notice from the Committee specifically identifying the reasons which are alleged to constitute Cause for any termination hereunder and an opportunity to be heard by the Committee in the event the Executive disputes such allegations. This Agreement shall not be terminated for Cause under subclause (i), (iii) or (iv) above if the reasons which are alleged to constitute Cause under such subclauses shall no longer exist and shall not be continuing within thirty (30) days of the receipt of such notice by the Executive; provided, however, that the Executive shall not have such right to cure pursuant to the foregoing sentence and prevent termination for Cause if (i) substantially the same reasons constituting Cause previously occurred and were the basis for a previous termination notice to the Executive from the Committee, and (ii) this Agreement was not terminated based on such previous occurrence because the reasons which were alleged to constitute Cause no longer existed and were not continuing within thirty (30) days of the Executive's receipt of such notice.

            4.3 Termination Without Cause. The Company has the right, at any time during the Term, subject to all of the provisions hereof, exercisable by serving notice, effective on or after the date of service of such notice as specified therein, to terminate the Executive's employment under this Agreement and discharge the Executive without Cause. If the Executive is terminated during the Term without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof), the Company's obligation to the Executive shall be limited solely to the payment, at the times and upon the terms provided for herein, of (i) the Average Monthly Compensation (as hereinafter defined) for the Severance Period (collectively, the "Severance Payments") and (ii) the Performance Bonus and the Deferred Bonuses (if not already paid to the Executive), the entire Stay Bonus of $1,200,000 (whether vested or unvested) to the extent not already paid to the Executive, and any incentive bonuses and Benefits that shall have been earned by the Executive prior to the termination but not yet paid. Any amounts due to the Executive pursuant to clause (ii) of the second sentence of this Section 4.3 shall be due and payable within thirty (30) days after the date of termination. The Severance Payments shall be due and payable for the Severance Period in monthly payments


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equal to the Average Monthly Compensation beginning thirty (30) days after the date of termination. Notwithstanding anything herein to the contrary, the Restricted Period, and the Company's obligations to pay additional Severance Payments to the Executive, shall be subject to early termination, and shall terminate immediately, at any time after the Executive is terminated without Cause upon the earlier to occur of (a) the Executive giving written notice to the Company that he is terminating the Restricted Period effective upon receipt of such notice by the Company, or effective at any designated time thereafter (not to exceed thirty (30) days after the Company's receipt of such notice), (b) the Executive's violation of any of the provisions of Section 3, or (c) the end of the period for payment of the Severance Payments pursuant to the terms hereof. Upon any termination pursuant to the preceding clauses (a) or (b) (in either case, an "Early Termination"), no further Severance Payments shall be payable for periods after the effective date of such Early Termination, except for amounts payable by the Company to the Executive for periods prior to the effective date of such Early Termination. The Executive and the Company agree that the foregoing right of the Company to terminate the Severance Payments shall be enforceable by the Company notwithstanding any ruling by any court or any arbitrator that one or more of the provisions of Section 3 are unenforceable for any reason whatsoever. For purposes of this Agreement, (x) "Average Monthly Compensation" shall mean the average of the Annual Salary earned by the Executive during the two years preceding the date of termination, divided by twelve (12), and (y) subject to Section 4.4 hereof, "Severance Period" shall mean (A) the thirty-six (36) month period beginning on the date of termination, if the date of termination is on or before the first anniversary of the Effective Date, and (B) the portion, if any, of the thirty-six (36) month period beginning on the Effective Date remaining after the date of termination, if the date of termination is after the first anniversary of the Effective Date.

            4.4 Termination by the Executive. Any termination of the Executive's employment pursuant to this Agreement by the Executive during the Term, except such termination as is deemed to be a constructive termination without Cause by the Company under Section 4.6 of this Agreement, shall entitle the Company to discontinue payment of all Annual Salary, unvested Stay Bonus, incentive bonuses and Benefits not earned and payable prior to the date of such termination. Notwithstanding the foregoing or anything herein to the contrary, upon any such termination of the Executive's employment pursuant to this Agreement by the Executive, the Company shall pay to the Executive the Performance Bonus and the Deferred Bonuses (if not already paid to the Executive) and all Stay Bonus that vests through the date of such termination, in each case within thirty (30) days following such termination by the Executive. In addition, if such termination occurs on or before the first anniversary of the Effective Date, the Company shall pay to the Executive the Severance Payments for the Severance Period in monthly payments equal to the Average Monthly Compensation beginning thirty (30) days after the date of such termination by the Executive, and (notwithstanding
Section 4.3 hereof) for such purposes the "Severance Period" shall mean the portion of the thirty-six (36) month period beginning on the Effective Date remaining after the date of termination.

            4.5 Termination upon Disability. If prior to or during the Term the Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of a competent physician licensed to practice medicine in the United States who is mutually acceptable to the Company and the Executive or his closest relative if he is not then able to make such a choice, so that the Executive is unable substantially to perform his services


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hereunder for (i) a period of four consecutive months, or (ii) for shorter periods aggregating 120 days during any twelve-month period, the Company may at any time after the last day of the four consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of 120 days, by written notice to the Executive, terminate the Executive's employment hereunder. Upon any such termination of the Executive's employment, the Company shall pay to the Executive within thirty (30) days after such termination (i) the Performance Bonus and the Deferred Bonuses to the extent not already paid to the Executive, any portion of the Annual Salary and any incentive bonuses that shall have been earned by the Executive prior to the termination but not yet paid, and thirty percent (30%) of the entire Stay Bonus of $1,200,000 (less any amount of the Stay Bonus previously paid to the Executive), (ii) any Benefits that have vested in the Executive at the time of such termination as a result of his participation in any of the Company's benefit plans (which shall be paid in accordance with the provisions of such plan), and (iii) reimbursement for any expenses with respect to which the Executive is entitled to reimbursement pursuant to Section 2.5 of this Agreement. The Executive shall be entitled to the full compensation payable to him hereunder for periods of disability shorter than the periods specified in clauses (i) and (ii) of the previous sentence.

            4.6 Constructive Termination Without Cause. Notwithstanding any other provision of this Agreement, the Executive's employment under this Agreement may be terminated during the Term by the Executive, which shall be deemed to be constructive termination by the Company without Cause, if one of the following events shall occur without the consent of the Executive: (i) a failure to elect or reelect or to appoint or reappoint the Executive to the office of Vice President of the Company or other material change by the Company of the Executive's functions, duties or responsibilities which change would reduce the ranking or level, dignity, responsibility, importance or scope of the Executive's position with the Company from the position and attributes thereof described in Section 1 above; (ii) the assignment or reassignment by the Company of the Executive to a location not within 30 miles of downtown Houston; (iii) the liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than (a) a consolidation or merger in which the Company is the sole surviving entity or (b) a transaction in which a successor corporation with a net worth substantially the same as or greater than that of the Company assumes this Agreement and all obligations and undertakings of the Company hereunder; (iv) a reduction in the Executive's fixed salary below $280,000 per year or change by the Company without the consent of the Executive in the method of determining the Executive's annual bonus that results in a reduction of such annual bonus; (v) the failure of the Company to continue to provide the Executive with office space, related facilities, staff and secretarial assistance that are commensurate with the Executive's responsibilities to and position with the Company; (vi) the notification by the Company of the Company's intention not to observe or perform one or more of the material obligations of the Company under this Agreement; (vii) the failure by the Company to indemnify, pay or reimburse the Executive at the time and under the circumstances required by Section 6 of this Agreement; (viii) failure of the Company to pay the Performance Bonus, the Deferred Bonuses, the Annual Salary, the Stay Bonus, the incentive bonus or any other compensation or amounts payable hereunder when due; or (ix) the occurrence of any other material breach of this Agreement by the Company or any of its subsidiaries. Any such termination shall be made by written notice to the Committee, specifying the event relied upon


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for such termination and given within 90 days after such event. Any constructive termination shall be effective 30 days after the date the Committee has been given such written notice setting forth the grounds for such termination with specificity; provided, however, that the Executive shall not be entitled to terminate this Agreement in respect of any of the grounds set forth above if within 30 days after such notice the action constituting such ground for termination has been cured and is no longer continuing.

            4.7 Conversion and Exercise of Stock Options; Restricted Stock. Upon the Effective Date, all stock options of the Executive granted under the Company Stock Option Plan (as defined in the Merger Agreement) (the "Chiles Options") shall be treated in the manner provided in Section 1.8 of the Merger Agreement except as provided in this Section 4.7. If the Executive is terminated without Cause (including any termination which is deemed to be a constructive termination without Cause under Section 4.6 hereof), then the Executive shall have the lesser of (i) two years from the date of termination or (ii) the remaining term of the Chiles Options, in which to exercise the Chiles Options. If the Executive's employment under this Agreement is terminated during the Term for any other reason, then the Executive shall have a period of one year from the Effective Date if such termination occurs within nine (9) months after the Effective Date, and a period of three (3) months after such termination if such termination occurs more than nine (9) months after the Effective Date, in which to exercise the Chiles Options; provided, however, that if such termination occurs due to the death or disability of the Executive, the exercise period for his Chiles Options shall be the applicable period specified in the Company Stock Option Plan.

            4.8 No Tax Gross-Up. Under no circumstances will the Company have any obligation or liability to the Executive for the reimbursement of gross-up of income, excise or other taxes resulting from any payments, stock options or other benefits under this Agreement.

         5. Insurance. The Company may, from time to time, apply for and take out, in its own name and at its own expense, naming itself or one or more of its affiliates as the designated beneficiary (which it may change from time to time), policies for life, health, accident, disability or other insurance upon the Executive in any amount or amounts that it may deem necessary or appropriate to protect its interest. The Executive agrees to aid the Company in procuring such insurance by submitting to medical examinations and by filling out, executing and delivering such applications and other instruments in writing as may reasonably be required by an insurance company or companies to which any application or applications for insurance may be made by or for the Company.

         6. Indemnification.

            6.1 The Company shall indemnify and hold harmless the Executive from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including, without limitation, reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company or its affiliates or subsidiaries, including, without limitation, liabilities under the federal and state securities laws, regardless of whether the Executive continues to be employed by the Company or such affiliate or subsidiary at the time any such liability or expense is paid or incurred, if (i) the Executive acted in good faith and in a manner he reasonable believed to be in, or not opposed to, the interests of the Company and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful, and (ii) the Executive's conduct did not constitute actual fraud, gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Executive acted in a manner contrary to that specified in (i) or (ii) above.

            6.2 Expenses (including, without limitation, reasonable legal fees and expenses) incurred in defending any proceeding subject to Section 6.1 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt of a written affirmation by the Executive of his good faith belief that he has met the standard of conduct necessary for indemnification under this
Section 6 and a written undertaking (which need not be secured) by or on behalf of the Executive to repay such amount if it shall be ultimately determined, by a court of competent jurisdiction or otherwise, that the Executive is not entitled to be indemnified by the Company as authorized hereunder.

            6.3 The indemnification provided by this Section 6 shall be in addition to any other rights to which the Executive may be entitled under any agreement or vote of the Board by the vote of directors that are disinterested and unaffiliated with the Executive, as a matter of law or otherwise, both as to action in the Executive's capacity as an officer and employee of the Company or as a person serving at the request of the Company and shall continue after the Executive has ceased to serve in such capacity and shall inure to the benefit of the heirs, administrators and personal representatives of the Executive.

            6.4 The Company may purchase and maintain directors and officers insurance or similar coverage for its directors and officers, including the Executive, in such amounts and with such deductibles or self-insured retentions as are customary for persons engaged in businesses similar in size and type to those engaged in by the Company.

            6.5 The Executive shall not be denied indemnification in whole or in part under this Section 6 because the Executive had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to the executive's interest were adequately disclosed to the Board at the time the transaction was consummated.

            6.6 The provisions of this Section 6 are for the benefit of the Executive and his heirs, administrators and personal representatives and shall not be deemed to create any rights for the benefit of any other persons. The provisions of this Section 6 shall survive termination of this Agreement for any reason or cause.

         7. Other Provisions.

            7.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

                  (i) "affiliate" with respect to the Company means any other person controlled by or under common control with the Company but shall not include any stockholder or director of the Company, as such.

                  (ii) "person" means any individual, corporation, limited
            liability company, partnership, firm, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

                  (iii) "subsidiary" means any corporation or other entity 50%
            or more of the voting securities of which are owned directly or indirectly by the Company.

            7.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, on the date of actual receipt thereof, as follows:

                  (i)  if to the Company, to:

                              Chiles Offshore Inc.
                              11200 Richmond Avenue, Suite 490
                              Houston, Texas 77082-2618
                              Attn: Dick Fagerstal
                              Fax No. (713) 339-3888

                       With a copy to:

                              Baker & McKenzie
                              2001 Ross Avenue, Suite 2400
                              Dallas, Texas 75201
                              Attn: Daniel W. Rabun
                              Fax No. (214) 978-3099

                  (ii) if to the Executive, to:

                              William E. Chiles
                              5096 Fieldwood Drive
                              Houston, Texas 77056
                              Fax No. (713) 850-1207

                       With a copy to:

                              Gardere Wynne Sewell LLP
                              1000 Louisiana, Suite 3400
                              Houston, Texas 77002
                              Attn:    Mr. N. L. Stevens III
                              Fax No. (713) 276-5807

Any party may change its address for notice hereunder by notice to the other party hereto.

            7.3 Entire Agreement; Original Agreement. Subject to the Merger becoming effective, on the Effective Date this Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Original Agreement. Notwithstanding the foregoing, the Executive shall remain a third party beneficiary of the applicable provisions of the Merger Agreement. In the event of a conflict between the terms of this Agreement and the Merger Agreement, the terms of this Agreement shall control. On the Effective Date, the Original Agreement shall terminate, and the Executive acknowledges and agrees that his acceptance of employment with the Company pursuant to this Agreement shall not be considered a constructive termination under the Original Agreement. If the Merger does not become effective, the Original Agreement shall remain in effect and this Agreement shall be of no force or effect.

            7.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof Nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof) where the employment of the Executive shall be deemed, in part, to be performed and, subject to Section 7.11 hereof, enforcement of this Agreement or any action taken or held with respect to this Agreement shall be taken in the courts of appropriate jurisdiction in Houston, Texas.

            7.6 Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company (subject to Section 4.6 (iii) hereof) only to a successor by merger or purchaser of substantially all of the assets of the Company.

            7.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

            7.8 Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            7.9 No Presumption Against Interest. This Agreement has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly herefrom shall be construed against any party as being drafted by said party.

            7.10 Validity Contest. The Company shall promptly pay any and all legal fees and expenses incurred by the Executive from time to time as a direct result of the Company's contesting the due execution, authorization, validity or enforceability of this Agreement.

            7.11 Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, Executive and the Company agree to promptly negotiate in good faith to resolve such dispute. If the dispute cannot be settled by the parties through negotiation, Executive and the Company agree to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, litigation or any other dispute resolution procedure. If the parties are unable to settle the dispute by mediation as provided in the preceding sentence, any claim, controversy or dispute arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration before a panel of three arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted in Houston, Harris County, Texas, or such other location to which the parties mutually agree. The decision of the arbitrator(s) shall be final and binding and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of mediation and arbitration may be awarded to either party by the mediator or the arbitrators and absent such award shall be borne equally by the parties.

            7.12 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

            7.13 No Third Party Beneficiaries. Notwithstanding anything in this Agreement to the contrary, express or implied, any right, benefit, or agreement contained, expressed or implied in this Agreement shall be only for the benefit of the parties hereto and their respective legal representatives, successors, heirs, and assigns, and such rights, benefits and other agreements shall not enure to the benefit of any other person or entitle any such person to any claim, cause of action, remedy or other rights of any kind, it being the intention of the parties hereto that no person shall be deemed a third party beneficiary of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    EXECUTIVE


                                    /s/ William E. Chiles
                                    -------------------------------------------
                                    William E. Chiles


                                    COMPANY

                                    CHILES OFFSHORE INC.



                                    By:      /s/ Dick Fagerstal
                                       ----------------------------------------
                                    Name:    Dick Fagerstal
                                         --------------------------------------
                                    Title:   Senior Vice President, Chief
                                               Financial Officer and Secretary
                                            -----------------------------------



ENSCO hereby adopts this Agreement for purposes of acknowledging and agreeing to assume the obligations of the Company pursuant to the terms of this Agreement on the Effective Date if the Merger becomes effective.


                                    ENSCO INTERNATIONAL INCORPORATED



                                    By:      /s/ C. Christopher Gaut
                                       ----------------------------------------
                                    Name:    C. Christopher Gaut
                                         --------------------------------------
                                    Title: Senior Vice President
                                           ------------------------------------

                                  Schedule 2.3

                                DEFERRED BONUSES


1.       $20,000 plus interest at 10% from and after January 15, 2001.

2.       $80,000 plus interest at 5.375% from and after February 15, 2002.


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